Exhibit 99.1

PRESS RELEASE

MAA Appoints Brad Hill to President and Chief Investment Officer

GERMANTOWN, Tenn., December 13, 2023 /PRNewswire/ -- Mid-America Apartment Communities, Inc., ("MAA") (NYSE: MAA) a leading multifamily real estate investment trust, announced today that A. Bradley Hill, 47, has been promoted to the role of President and Chief Investment Officer. In this expanded role, Mr. Hill will continue his oversight of the company’s development, acquisition, and disposition activities, while also assuming responsibility for asset management, property management and information technology operations.

Mr. Hill joined MAA in 2010 and has over 20 years of real estate experience in the areas of transactions, development, and operations. Mr. Hill has most recently served as Executive Vice President and Chief Investment Officer with oversight of the company’s transactions and development operations. Mr. Hill holds a BS in Management from Tulane University and an MBA with a concentration in Finance from SMU’s Cox School of Business. He is a CFA® charterholder, a member of the Urban Land Institute (Multifamily Blue Council) and a member of the National Multifamily Housing Council (NMHC).

Commenting on the appointment, Eric Bolton, Chairman and CEO, said “Brad has been a strong leader and performer throughout his 13-year career with MAA. Under Brad’s leadership, MAA has successfully built a strong platform for securing external growth and delivered performance and operating results that have routinely exceeded our expectations. Brad’s leadership strength, along with extensive experience in finance, real estate, and operations will serve him well in this expanded role.

MAA has a long-established program and practice of leadership development and succession planning. The average tenure at MAA among our senior leadership team is 16 years, providing significant leadership bench-strength for continued strong execution and growth in the future.”

Mr. Hill commented, “I’m excited to broaden my collaboration with our leadership team and associates across MAA to continue building platform strength and to deliver value for the constituents that we serve. MAA’s strong culture, portfolio strategy, balance sheet, and execution capabilities have generated industry leading performance for shareholders. I’m appreciative to the Board of Directors for this opportunity and look forward to supporting my fellow associates as we continue to build on our strong record.”

About MAA

MAA, an S&P 500 company, is a self-administered real estate investment trust (REIT) focused on delivering strong, full-cycle investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. For further details, please refer to www.maac.com or contact Investor Relations at investor.relations@maac.com.